Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300
OMAM Reports Financial and Operating Results for the Third Quarter Ended September 30, 2015

•	Economic net income of $37.9 million ($0.31 per share) for the quarter, up 0.8% compared to the 2014 period

•
Year to date economic net income of $113.2 million ($0.94 per share) excluding extraordinary performance fee, and $124.6 million ($1.03 per share) including extraordinary performance fee, up 8.5% and 19.5% respectively, compared to the 2014 period

•	U.S. GAAP earnings of $35.0 million ($0.29 per share) for the quarter and $118.6 million ($0.98 per share) for the year to date

•	AUM of $208.7 billion at September 30, 2015, a decrease of (2.4)% from September 30, 2014

•	Net client cash flows ("NCCF") for the quarter of $(2.5) billion yielding a positive annualized revenue impact of $0.7 million

London - November 4, 2015 - OM Asset Management plc (NYSE: OMAM) reports its results for the third quarter ended September 30, 2015.
“Our business performed well in a difficult environment during the third quarter,” said Peter L. Bain, OMAM’s President and Chief Executive Officer. “Our Affiliates are among the industry’s leaders in their respective investment disciplines, with long-term track records of excellent investment performance generated by adherence to their investment disciplines over market cycles. They continue to produce strong results, with assets representing 68%, 84%, and 93% of revenue outperforming benchmarks over the one-, three-, and five-year periods as of September 30, 2015. We also continue to benefit from growth in higher-fee, in-demand products such as alternative and global/non-U.S. strategies as we generated positive annualized revenue of $0.7 million from net client cash flows during the quarter notwithstanding net AUM flows of $(2.5) billion. Our year-to-date annualized revenue of $25.5 million from net flows represents 3.5% of beginning of year run-rate management fee revenue."
Mr. Bain continued, “We continue to make progress in executing our growth strategy. We are working with a number of Affiliates to undertake business expansion and product development initiatives. In a volatile market environment, our Global Distribution team remains focused on strengthening its relationships with consultants and institutional investors across the globe and working with Affiliates to expand the product offerings available through our platform. In addition, we remain actively engaged in cultivating relationships with attractive, at-scale asset management boutiques seeking to enhance and expand their businesses for the long-term in partnership with us.
“With the passage of our first anniversary as a public company and the subsequent filing of a shelf registration statement relating to $2.0 billion of debt securities and ordinary shares, we are well positioned to access the capital markets over time to support the growth of our business,” Mr. Bain added. “Finally, we would like to express our gratitude to Julian Roberts, who recently retired as CEO of Old Mutual plc and as Chairman of OMAM’s Board of Directors. His personal warmth, insight and leadership during his tenure at Old Mutual and on our Board have been vital to our growth and have positioned OMAM for success in the years ahead. I am pleased that our long-term director, Jim Ritchie, has agreed to serve as our new Chairman. Jim has been a member of our Board since 2007, and has chaired the Board’s Audit Committee and served on its Nominating and Corporate Governance Committee. Jim brings deep experience in financial services and a strong commitment to the effective governance and growth of our business and we look forward to his future contributions in his new role.”

Table 1: Key Performance Metrics (unaudited)
($ in millions, unless otherwise noted)	Three Months Ended September 30,			Nine Months Ended September 30,
Economic Net Income Basis	2015	2014	Increase (Decrease)	2015	2014	Increase (Decrease)
(Non-GAAP measure used by management)
ENI revenue**	$165.9	$159.0	4.3%	$497.0	$451.0	10.2%
Pre-tax economic net income**	51.0	49.5	3.0%	154.2	140.8	9.5%
Economic net income, excluding extraordinary performance fee**	37.9	37.6	0.8%	113.2	104.3	8.5%
ENI diluted EPS, excluding extraordinary performance fee, $+ **	$0.31	$0.31	—%	$0.94	$0.87	8.0%
Adjusted EBITDA, excluding extraordinary performance fee**	53.3	51.1	4.3%	161.2	145.1	11.1%
ENI operating margin before Affiliate key employee distributions**	37%	38%	(146) bps	37%	38%	(50) bps
ENI operating margin after Affiliate key employee distributions**	31%	31%	(9) bps	31%	31%	23 bps
Economic net income (including extraordinary performance fee)	37.9	37.6	0.8%	124.6	104.3	19.5%
ENI diluted EPS (including extraordinary performance fee), $+	$0.31	$0.31	—%	$1.03	$0.87	18.4%

U.S. GAAP Basis
Revenue***	$161.8	$260.0	(37.8)%	$535.9	$789.8	(32.1)%
Net income (loss) attributable to controlling interests	35.0	(1.7)	n/m	118.6	17.4	581.6%
U.S. GAAP operating margin***	27%	(7)%	n/m	28%	(7)%	n/m
Diluted shares outstanding (in millions)+	120.5	120.0		120.5	120.0
Diluted earnings per share $+	$0.29	$(0.01)	n/m	$0.98	$0.15	553.3%

Other Operational Information
Assets under management at period end ($ in billions)	$208.7	$213.8	(2.4)%	$208.7	$213.8	(2.4)%
Net client cash flows ($ in billions)	(2.5)	3.1	n/m	$(1.9)	$5.7	n/m
Annualized revenue impact of net flows ($ in millions)	0.7	19.1	(96.3)%	$25.5	$34.5	(26.1)%
+ Reflects proforma shares outstanding in prior periods.
** Excludes impact of extraordinary performance fee.
*** Amounts as of September 30, 2015 reflect the adoption of ASU 2015-02 resulting in the de-consolidation of all Funds consolidated as of December 31, 2014. See "Balance Sheet and Capital Management."

Please see "Definitions and Additional Notes." Please see Table 12 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Assets Under Management and Flows

At September 30, 2015, OMAM’s total assets under management (“AUM”) were $208.7 billion, down $(17.9) billion or (7.9)% compared to $226.6 billion at June 30, 2015, and down $(5.1) billion or (2.4)% compared to $213.8 billion at September 30, 2014. The decrease in AUM during the three months ended September 30, 2015 reflects net market depreciation of $(15.4) billion and net outflows of $(2.5) billion.

For the three months ended September 30, 2015, OMAM’s net flows were $(2.5) billion compared to $0.8 billion for the three months ended June 30, 2015 and $3.1 billion for the three months ended September 30, 2014.  Hard asset disposals of $(0.9) billion, $(0.2) billion, and $(0.5) billion are reflected in the net flows for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively. Outflows include the termination of a single $1.9 billion U.S. equity account by a non-U.S. institutional client. Likewise, the U.S. equity sub-advisory channel has continued to see higher withdrawals. For the three months ended September 30, 2015, the annualized revenue impact of the net flows was positive $0.7 million, as gross inflows of $6.2 billion during the three-month period were into higher fee asset classes yielding approximately 46 bps, versus gross outflows and hard asset disposals in the same period of $(8.7) billion out of asset classes yielding approximately 32 bps.  This is compared to the annualized revenue impact of net flows of $13.5 million for the three months ended June 30, 2015 and $19.1 million for the three months ended September 30, 2014 (see "Definitions and Additional Notes").

For the nine months ended September 30, 2015, OMAM’s net flows were $(1.9) billion compared to $5.7 billion for the nine months ended September 30, 2014. Hard asset disposals of $(1.4) billion are reflected in the net flows for the nine month period for both 2015 and 2014. For the nine months ended September 30, 2015, the annualized revenue impact of the net flows were $25.5 million compared to $34.5 million for the nine months ended September 30, 2014. Gross inflows of $20.7 billion in the nine months ended September 30, 2015 yielded an average of 46 bps compared to 43 bps in the year-ago period while gross outflows and hard asset disposals of $(22.6) billion yielded only 31 bps in the nine months ended September 30, 2015 compared to 38 bps in the year-ago period.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Beginning AUM	$226.6	$224.0	$214.9	$220.8	$198.8
Gross inflows	6.2	7.5	8.9	20.7	22.8
Gross outflows	(7.8)	(6.5)	(5.3)	(21.2)	(15.7)
Hard asset disposals	(0.9)	(0.2)	(0.5)	(1.4)	(1.4)
Net flows	(2.5)	0.8	3.1	(1.9)	5.7
Market appreciation (depreciation)	(15.4)	1.1	(4.2)	(10.9)	9.7
Other*	—	0.7	—	0.7	(0.4)
Ending AUM	$208.7	$226.6	$213.8	$208.7	$213.8

Basis points: inflows	45.6	46.1	46.3	46.1	43.3
Basis points: outflows	31.6	31.4	38.4	30.9	37.6
Annualized revenue impact of net flows ($ in millions)	$0.7	$13.5	$19.1	$25.5	$34.5
Derived average weighted NCCF ($ in billions)	0.2	3.9	5.8	7.4	10.4
*"Other" in 2015 primarily relates to an Affiliate's purchase of a joint venture.
Please see "Definitions and Additional Notes"

Exhibit 99.1

Balance Sheet and Capital Management

Selected Balance Sheet information as of September 30, 2015 and December 31, 2014 is provided in Table 3 below. The December 31, 2014 balance sheet is presented both on a U.S. GAAP basis, which includes Consolidated Funds, and on a non-GAAP basis which excludes those elements of Consolidated Funds which are not economically attributable to OMAM shareholders. As discussed below, in the first quarter of 2015, the Company adopted a new accounting standard which resulted in the de-consolidation of all Funds previously consolidated as of December 31, 2014. Therefore, the U.S. GAAP balance sheet as of September 30, 2015 is most comparable to the non-GAAP balance sheet as of December 31, 2014.

During the three months ended September 30, 2015 the Company made payments of $75.0 million against third party borrowings. In the nine months ended September 30, 2015, the Company made payments of $107.0 million and $37.0 million against third party borrowings and notes payable to related parties, respectively. At September 30, 2015, the Company had third party borrowings of $70.0 million and shareholders’ equity of $124.2 million. The Company’s ratio of third party borrowings to trailing twelve months Adjusted EBITDA, excluding the extraordinary performance fee, was 0.3x, well below the maximum 3.0x leverage covenant under OMAM’s revolving credit facility. Of the Company's cash and cash equivalents of $126.8 million at September 30, 2015, $105.3 million was held at Affiliates and $21.5 million was available at the Company.

As of September 30, 2015, the Company had access to approximately $143 million of seed capital, provided by Old Mutual plc ("the Parent"), to invest in products managed by OMAM’s Affiliates. This seed capital is not reflected on the balance sheet of OMAM, as it is directly owned by a subsidiary of the Parent. In addition, at September 30, 2015, the Company had $35.3 million of co-investments in funds managed by its Affiliates on its balance sheet, with an off-setting liability to reflect those investments where economic ownership is retained by the Parent.

In February 2015, the FASB issued Accounting Standard Update 2015-02 ("ASU 2015-02"), Consolidation: Amendments to the Consolidation Analysis. The Company elected to early adopt ASU 2015-02 as of January 1, 2015, which has resulted in the de-consolidation of all previously consolidated funds as well as the removal of non-controlling interests on the Company’s balance sheet dated September 30, 2015 and statement of operations for the three and nine months ended September 30, 2015. The Company elected to implement ASU 2015-02 using the modified retrospective method, which resulted in an effective date of adoption of January 1, 2015 and did not require the restatement of prior period results.

Table 3: Selected Balance Sheet Information

($ in millions)	September 30, 2015		December 31, 2014
	(U.S. GAAP)		Excluding Consolidated Funds (Non-GAAP)	Including Consolidated Funds (U.S. GAAP)
Cash and cash equivalents	$126.8		$175.6	$175.6
Assets of Consolidated Funds	—		—	6,783.7
Total assets	911.9		993.2	7,772.9

Notes payable to related parties	—		37.0	37.0
Third party borrowings	70.0		177.0	177.0
Due to related parties	239.9		289.9	289.9
Liabilities of Consolidated Funds	—		—	4,258.8
Total liabilities	787.7		956.7	5,215.5

Total equity	124.2		36.5	2,557.4

Third party borrowings / trailing twelve months Adjusted EBITDA, excluding extraordinary performance fee	0.3	x	0.8x	0.8x
Please see "Definitions and Additional Notes"

Exhibit 99.1

Financial Results: Non-GAAP Economic Net Income

For each of the three months ended September 30, 2015 and 2014, diluted economic net income per share was $0.31, on economic net income of $37.9 million and $37.6 million, respectively, an increase of $0.3 million, or 0.8%.  See Table 4 for a summary of economic net income and Table 12 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

For the three months ended September 30, 2015, compared to the three months ended September 30, 2014, ENI Revenue increased $6.9 million or 4.3%, from $159.0 million to $165.9 million, driven primarily by a 4.0% increase in management fees from $152.3 million to $158.4 million. Average assets under management in those respective periods, excluding equity accounted Affiliates, was unchanged at $188.5 billion, while the bps yield on these assets rose from 32.1 bps to 33.3 bps primarily due to an increase in average assets in higher fee rate global/non-U.S. and alternative products combined with a shift into higher fee rate products for U.S. equity assets. Core operating expenses (before sales-based compensation and public company costs) increased 6.6% quarter-over-quarter. Including sales-based compensation and public company costs, total operating expenses grew 10.1% to $60.2 million, and total operating expenses as a percentage of management fee revenue increased to 38.0% from 35.9% for the three months ended September 30, 2015 and 2014, respectively. Total variable compensation grew 2.7% quarter-over-quarter to $44.9 million, and the ratio of variable compensation to earnings before variable compensation grew to 42.5% from 41.9%. The higher growth rate of operating expenses relative to revenue growth resulted in a decrease in OMAM’s ENI operating margin before Affiliate key employee distributions to 36.6% from 38.1%. For the three months ended September 30, 2015, expenses related to being a public company (excluding interest expense) totaled $2.7 million ($1.8 million of operating expenses; $0.9 million of variable compensation) and negatively impacted ENI operating margin by 1.6%. Affiliate key employee distributions decreased (16.2)% quarter-over-quarter to $9.3 million, due to the repurchase of equity from an Affiliate in the fourth quarter of 2014. The ratio of Affiliate key employee distributions over earnings before Affiliate key employee distributions fell to 15.3% from 18.3% primarily due to the aforementioned repurchase of equity, as well as the allocation of performance fee revenue.

For the three months ended September 30, 2015, Adjusted EBITDA was $53.3 million, up 4.3% compared to $51.1 million for the same period of 2014. See Table 13 for a reconciliation of economic net income to Adjusted EBITDA.

For the nine months ended September 30, 2015 and 2014, diluted economic net income per share before the extraordinary performance fee was $0.94 and $0.87, respectively, an increase of 8.0% on economic net income of $113.2 million and $104.3 million, respectively, an increase of $8.9 million, or 8.5%.  For the nine months ended September 30, 2015 and 2014, diluted economic net income per share after the extraordinary performance fee was $1.03 and $0.87, respectively, an increase of 18.4% on economic net income of $124.6 million and $104.3 million, respectively, an increase of $20.3 million, or 19.5%.  In the second quarter of 2015, the Company recorded an extraordinary performance fee of $11.4 million ($0.09 per share), net of associated expenses and taxes. Unless explicitly noted, the revenue, expense and key metrics discussed below exclude the impact of the extraordinary performance fee. For additional information, refer to the Company's Quarterly Report on Form 10-Q for the period ending June 30, 2015 for further discussion on the extraordinary performance fee. See Table 4 for a summary of economic net income and Table 12 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

For the nine months ended September 30, 2015, compared to the nine months ended September 30, 2014, ENI Revenue increased $46.0 million or 10.2%, from $451.0 million to $497.0 million, driven primarily by a 9.7% increase in management fees from $437.9 million to $480.2 million. Average assets under management in those respective periods, excluding equity accounted Affiliates, increased 6.5%, while the bps yield on these assets rose to 33.4 bps from 32.4 bps, primarily due to inflows in 2015 coming into higher fee rate assets. Core operating expenses (before sales-based compensation and public company costs) increased 9.6% year-over-year. Including sales-based compensation and public company costs, total operating expenses grew 14.6% to $180.8 million, and total operating expenses as a percentage of management fee revenue increased to 37.7% from 36.0% for the nine months ended September 30, 2015 and 2014, respectively. Total variable compensation grew 6.5% period-over-period to $132.0 million, while the ratio of variable compensation to earnings before variable compensation fell to 41.7% from 42.2%. The higher growth rate of operating expenses relative to revenue growth resulted in a (50) bps decrease in OMAM’s ENI operating margin before Affiliate key employee distributions to 37.1% from 37.6%. For the nine months ended September 30, 2015, expenses related to being a public company (excluding interest expense) totaled $7.4 million ($5.2 million of operating expenses; $2.2 million of variable compensation) and negatively impacted ENI operating margin by 1.5%. Affiliate key employee distributions decreased (2.4)% period-over-period to $28.0 million reflecting the repurchase of equity from an Affiliate in the fourth quarter of 2014. The ratio of Affiliate key employee distributions over earnings before Affiliate key employee distributions fell to 15.2% from 16.9% primarily due to the aforementioned repurchase of employee equity, as well as the allocation of performance fee revenue.

Exhibit 99.1

For the nine months ended September 30, 2015, Adjusted EBITDA, excluding the extraordinary performance fee was $161.2 million, up 11.1% compared to $145.1 million for the same period of 2014. See Table 13 for a reconciliation of economic net income before the extraordinary performance fee to Adjusted EBITDA, excluding the extraordinary performance fee.

Table 4: Economic Net Income (Non-GAAP measure)

($ in millions, except per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
Economic Net Income (Non-GAAP measure)*	2015	2014	Increase (Decrease)	2015	2014	Increase (Decrease)
Management fees	$158.4	$152.3	4.0%	$480.2	$437.9	9.7%
Performance fees (excluding extraordinary performance fee)	3.3	2.9	13.8%	7.4	5.3	39.6%
Other income, including equity-accounted subsidiaries	4.2	3.8	10.5%	9.4	7.8	20.5%
Total ENI revenue	165.9	159.0	4.3%	497.0	451.0	10.2%
Fixed compensation & benefits	32.6	29.0	12.4%	97.5	88.5	10.2%
General and administrative expenses	25.8	24.1	7.1%	78.3	64.8	20.8%
Depreciation and amortization	1.8	1.6	12.5%	5.0	4.4	13.6%
Total ENI operating expenses	60.2	54.7	10.1%	180.8	157.7	14.6%
Earnings before variable compensation	105.7	104.3	1.3%	316.2	293.3	7.8%
Variable compensation	44.9	43.7	2.7%	132.0	123.9	6.5%
Earnings after variable compensation	60.8	60.6	0.3%	184.2	169.4	8.7%
Affiliate key employee distributions	9.3	11.1	(16.2)%	28.0	28.7	(2.4)%
Earnings after Affiliate key employee distributions	51.5	49.5	4.0%	156.2	140.7	11.0%
Interest income	0.1	—	n/m	0.2	0.1	100.0%
Interest expense	(0.6)	—	n/m	(2.2)	—	n/m
Pre-tax economic net income	51.0	49.5	3.0%	154.2	140.8	9.5%
Tax on economic net income	13.1	11.9	10.1%	41.0	36.5	12.3%
Economic net income excluding extraordinary performance fee	37.9	37.6	0.8%	113.2	104.3	8.5%
Extraordinary performance fee, net***	—	—	n/m	11.4	—	n/m
Economic net income (including extraordinary performance fee)	$37.9	$37.6	0.8%	$124.6	$104.3	19.5%
ENI earnings per share excluding extraordinary performance fee, basic**	$0.32	$0.31	3.2%	$0.94	$0.87	8.0%
ENI earnings per share excluding extraordinary performance fee, diluted**	0.31	0.31	—%	0.94	0.87	8.0%
Economic net income earnings per share (including extraordinary performance fee), basic**	0.32	0.31	3.2%	1.04	0.87	19.5%
Economic net income earnings per share (including extraordinary performance fee), diluted**	0.31	0.31	—%	1.03	0.87	18.4%
Basic shares outstanding (in millions)**	120.0	120.0		120.0	120.0
Diluted shares outstanding (in millions)**	120.5	120.0		120.5	120.0

Other Operational Information (excluding extraordinary performance fee)
ENI operating margin before Affiliate key employee distributions	37%	38%		37%	38%
ENI operating margin after Affiliate key employee distributions	31%	31%		31%	31%
ENI operating expense / management fee revenue	38%	36%		38%	36%
Variable compensation / earnings before variable compensation	42%	42%		42%	42%
Affiliate key employee distributions / earnings before Affiliate key employee distributions	15%	18%		15%	17%
Effective ENI tax rate	26%	24%		27%	26%
Adjusted EBITDA, excluding extraordinary performance fee	$53.3	$51.1	4.3%	$161.2	$145.1	11.1%

* Amounts shown exclude the effect of the extraordinary performance fee, unless otherwise noted.
** Reflects pro forma shares outstanding in prior periods
*** Net of associated expenses and tax
Please see "Definitions and Additional Notes"

Financial Results: U.S. GAAP

For the three months ended September 30, 2015 and 2014, diluted earnings per share was $0.29 and $(0.01), respectively. For the three months ended September 30, 2015 and 2014, net income attributable to controlling interests was $35.0 million and $(1.7) million, respectively.  For the nine months ended September 30, 2015 and 2014, diluted earnings per share was $0.98 and $0.15, respectively. For the nine months ended September 30, 2015 and 2014, net income attributable to controlling interests was $118.6 million and $17.4 million, respectively.  See Table 5 for the Company's U.S. GAAP Statement of Operations. Due to our January 1, 2015 adoption of a new accounting standard that resulted in the de-consolidation of all Funds previously consolidated at December 31, 2014, certain line items such as Total revenue, Total expenses, and Net income have been impacted on a comparative basis. Refer to the "Balance Sheet and Capital Management" section above for additional information.

Table 5: U.S. GAAP Statement of Operations

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Increase (Decrease)	2015	2014	Increase (Decrease)
Management fees	$158.4	$147.4	7.5%	$480.2	$422.8	13.6%
Performance fees	3.3	2.9	13.8%	55.5	5.3	n/m
Other revenue	0.1	1.2	(91.7)%	0.2	1.5	(86.7)%
Consolidated Funds’ revenue	—	108.5	(100.0)%	—	360.2	(100.0)%
Total revenue	161.8	260.0	(37.8)%	535.9	789.8	(32.1)%
Compensation and benefits	93.7	128.7	(27.2)%	314.5	310.0	1.5%
General and administrative	23.3	21.7	7.4%	66.0	58.8	12.2%
Amortization and impairment of acquired intangibles	—	—	n/m	0.1	0.1	—%
Depreciation and amortization	1.8	1.6	12.5%	5.0	4.4	13.6%
Consolidated Funds’ expense	—	126.2	(100.0)%	—	474.6	(100.0)%
Total expenses	118.8	278.2	(57.3)%	385.6	847.9	(54.5)%
Operating income (loss)	43.0	(18.2)	n/m	150.3	(58.1)	n/m
Investment income	4.2	3.1	35.5%	9.3	8.9	4.5%
Interest income	0.1	—	n/m	0.2	0.1	100.0%
Interest expense	(0.6)	(16.6)	96.4%	(2.2)	(49.8)	95.6%
Consolidated Funds’ investment gain	—	16.0	(100.0)%	—	47.5	(100.0)%
Income (loss) from continuing operations before taxes	46.7	(15.7)	n/m	157.6	(51.4)	n/m
Income tax expense (benefit)	12.7	(6.0)	(311.7)%	40.9	10.2	301.0%
Income (loss) from continuing operations	34.0	(9.7)	n/m	116.7	(61.6)	n/m
Loss from discontinued operations, net of tax	—	—	n/m	—	(2.0)	(100.0)%
Gain on disposal of discontinued operations, net of tax	1.0	1.3	(23.1)%	1.9	3.7	(48.6)%
Net income (loss)	35.0	(8.4)	n/m	118.6	(59.9)	n/m
Net loss attributable to non-controlling interests	—	(6.7)	100.0%	—	(77.3)	100.0%
Net income (loss) attributable to controlling interests	$35.0	$(1.7)	n/m	$118.6	$17.4	581.6%
Earnings per share, basic $*	$0.29	$(0.01)	n/m	$0.98	$0.15	553.3%
Earnings per share, diluted $*	0.29	(0.01)	n/m	0.98	0.15	553.3%
Basic shares outstanding (in millions)*	120.0	120.0		120.0	120.0
Diluted shares outstanding (in millions)*	120.5	120.0		120.5	120.0

U.S. GAAP operating margin	27%	(7)%	n/m	28%	(7)%	n/m
Net income (loss) from continuing operations attributable to controlling interests	34.0	(3.0)	n/m	116.7	20.4	472.1%
Pre-tax income (loss) from continuing operations attributable to controlling interests	46.7	(9.0)	n/m	157.6	30.6	415.0%
* Reflects pro forma shares outstanding in prior periods
Please see "Definitions and Additional Notes"

Exhibit 99.1

Recent Events

On October 30, 2015, Julian Roberts stepped down as Chairman of the Company’s Board of Directors, following his retirement as Group Chief Executive of the Company's Parent.  James Ritchie, one of the Company’s current Directors, who has chaired the Board’s Audit Committee and served on its Nominating and Corporate Governance Committee, will serve as its new Chairman. Mr. Ritchie has served on the Board of OMAM and its predecessor company since 2007, and has served as a member of the Board of Directors of a number of companies in the insurance and financial services industries. In addition, Mr. Ritchie has served in such roles as Non-Executive Chairman of the Board of Directors, Chairman of the Audit Committee and Member of the Compensation Committee for certain of such companies. OMAM’s Board of Directors has commenced a search for an additional independent director.

On November 4, 2015, the Company filed a shelf registration statement on Form S-3 to register $2.0 billion of debt securities and ordinary shares.

Dividend Declaration

The Company's Board of Directors approved a quarterly interim dividend of $0.08 per share payable on December 29, 2015 to shareholders of record as of the close of business on December 11, 2015.

About OMAM

OMAM is a global, multi-boutique asset management company with $208.7 billion of assets under management as of September 30, 2015. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company's most recent Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on June 8, 2015. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Exhibit 99.1

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on November 4, 2015. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.omam.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (866) 393-4306
International Dial-in Number:        (734) 385-2616
Conference ID:                64955127
Link to Webcast:
http://event.on24.com/r.htm?e=1080875&s=1&k=BC0F0976768FA970C91A82A91D02A3EC

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on OMAM’s website, at http://ir.omam.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                64955127

Exhibit 99.1

Financial Tables

Table 6: Condensed and Consolidated Balance Sheets

($ in millions)	September 30, 2015	December 31, 2014
	(U.S. GAAP)	Excluding Consolidated Funds (Non-GAAP)	Including Consolidated Funds (U.S. GAAP)
Assets
Cash and cash equivalents	$126.8	$175.6	$175.6
Investment advisory fees receivable	145.3	165.1	161.1
Investments	152.2	149.3	149.3
Other assets	487.6	503.2	503.2
Assets of Consolidated Funds	—	—	6,783.7
Total assets	$911.9	$993.2	$7,772.9

Liabilities and equity
Accounts payable and accrued expenses	$160.1	$171.6	$171.6
Due to related parties	239.9	289.9	289.9
Notes payable to related parties	—	37.0	37.0
Third party borrowings	70.0	177.0	177.0
Other liabilities	317.7	281.2	281.2
Liabilities of Consolidated Funds	—	—	4,258.8
Total liabilities	787.7	956.7	5,215.5

Redeemable non-controlling interests in Consolidated Funds	—	—	61.9
Shareholders' equity	124.2	36.5	36.5
Non-controlling interests in Consolidated Funds	—	—	2,459.0
Total equity	124.2	36.5	2,557.4
Total liabilities and equity	$911.9	$993.2	$7,772.9
Please see "Definitions and Additional Notes"
The Non-GAAP Balance Sheet as of December 31, 2014 excludes the assets and liabilities of Consolidated Funds and includes all receivables and seed investments otherwise eliminated upon Funds consolidation. Amounts as of September 30, 2015 reflect the adoption of ASU 2015-02 resulting in the de-consolidation of all Funds. See "Balance Sheet and Capital Management" herein for further discussion.

Exhibit 99.1

Table 7: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
U.S. equity
Beginning balance	$85.4	$85.5	$86.0	$87.3	$80.6
Gross inflows	1.3	2.3	2.3	4.5	6.6
Gross outflows	(4.9)	(3.2)	(3.0)	(11.5)	(7.2)
Net flows	(3.6)	(0.9)	(0.7)	(7.0)	(0.6)
Market appreciation (depreciation)	(6.7)	0.8	(0.9)	(5.2)	4.8
Other	—	—	—	—	(0.4)
Ending balance	$75.1	$85.4	$84.4	$75.1	$84.4
Average AUM	$80.8	$86.0	$85.3	$84.0	$82.9

Global / non-U.S. equity
Beginning balance	$90.7	$88.1	$82.7	$84.0	$74.3
Gross inflows	3.3	3.2	5.0	10.9	11.7
Gross outflows	(2.0)	(2.3)	(1.8)	(6.9)	(6.3)
Net flows	1.3	0.9	3.2	4.0	5.4
Market appreciation (depreciation)	(9.6)	1.1	(3.7)	(6.2)	2.5
Other	—	0.6	—	0.6	—
Ending balance	$82.4	$90.7	$82.2	$82.4	$82.2
Average AUM	$86.9	$90.8	$83.5	$87.6	$78.8

Fixed income
Beginning balance	$14.8	$15.3	$14.5	$15.2	$13.5
Gross inflows	0.3	0.5	0.5	1.2	1.8
Gross outflows	(0.5)	(0.4)	(0.3)	(1.5)	(1.6)
Net flows	(0.2)	0.1	0.2	(0.3)	0.2
Market appreciation (depreciation)	0.1	(0.6)	(0.1)	(0.2)	0.9
Ending balance	$14.7	$14.8	$14.6	$14.7	$14.6
Average AUM	$14.8	$15.2	$14.7	$15.1	$14.3

Alternative, real estate & timber
Beginning balance	$35.7	$35.1	$31.7	$34.3	$30.4
Gross inflows	1.3	1.5	1.1	4.1	2.7
Gross outflows	(0.4)	(0.6)	(0.2)	(1.3)	(0.6)
Hard asset disposals	(0.9)	(0.2)	(0.5)	(1.4)	(1.4)
Net flows	—	0.7	0.4	1.4	0.7
Market appreciation (depreciation)	0.8	(0.2)	0.5	0.7	1.5
Other	—	0.1	—	0.1	—
Ending balance	$36.5	$35.7	$32.6	$36.5	$32.6
Average AUM	$36.1	$35.2	$32.5	$35.5	$31.6

Total
Beginning balance	$226.6	$224.0	$214.9	$220.8	$198.8
Gross inflows	6.2	7.5	8.9	20.7	22.8
Gross outflows	(7.8)	(6.5)	(5.3)	(21.2)	(15.7)
Hard asset disposals	(0.9)	(0.2)	(0.5)	(1.4)	(1.4)
Net flows	(2.5)	0.8	3.1	(1.9)	5.7
Market appreciation (depreciation)	(15.4)	1.1	(4.2)	(10.9)	9.7
Other	—	0.7	—	0.7	(0.4)
Ending balance	$208.7	$226.6	$213.8	$208.7	$213.8
Average AUM	$218.6	$227.2	$216.0	$222.2	$207.6

Basis points: inflows	45.6	46.1	46.3	46.1	43.3
Basis points: outflows	31.6	31.4	38.4	30.9	37.6
Annualized revenue impact of net flows (in millions)	$0.7	$13.5	$19.1	$25.5	$34.5
Derived weighted average NCCF	0.2	3.9	5.8	7.4	10.4
Please see "Definitions and Additional Notes"

Exhibit 99.1

Table 8: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended						Nine Months Ended
	September 30, 2015		June 30, 2015		September 30, 2014		September 30, 2015		September 30, 2014
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$52.9	26	$52.2	24	$50.6	24	$156.9	25	$148.0	24
Global / non-U.S. equity	89.5	41	96.1	42	87.4	42	274.9	42	248.7	42
Fixed income	7.7	21	8.3	22	8.1	22	24.2	21	23.5	22
Alternative, real estate & timber	39.9	44	37.9	43	34.0	42	114.9	43	99.2	42
Weighted average fee rate on average AUM	$190.0	34.5	$194.5	34.3	$180.1	33.1	$570.9	34.4	$519.4	33.5
Less: Revenue from equity-accounted Affiliates	(31.6)		(29.6)		(27.8)		(90.7)		(81.5)
ENI management fee revenue	$158.4	33.3	$164.9	33.5	$152.3	32.1	$480.2	33.4	$437.9	32.4
Average AUM	218.6		227.2		216.0		222.2		207.6
Average AUM excluding equity accounted Affiliates	188.5		197.5		188.5		192.5		180.8
Please see "Definitions and Additional Notes"

Table 9: Assets Under Management by Strategy

($ in billions)	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
U.S. equity, small/smid cap	$6.9	$8.0	$7.8	$7.3
U.S. equity, mid cap value	9.1	9.8	9.5	9.1
U.S. equity, large cap value	56.3	62.7	65.4	63.7
U.S. equity, core/blend	2.8	4.9	4.6	4.3
Total U.S. equity	75.1	85.4	87.3	84.4
Global equity	28.2	30.2	30.0	28.7
International equity	34.1	36.7	31.9	31.3
Emerging markets equity	20.1	23.8	22.1	22.2
Total Global/non-U.S. equity	82.4	90.7	84.0	82.2
Fixed income	14.7	14.8	15.2	14.6
Alternative, real estate & timber	36.5	35.7	34.3	32.6
Total assets under management	$208.7	$226.6	$220.8	$213.8
Please see "Definitions and Additional Notes"

Exhibit 99.1

Table 10: Assets Under Management by Affiliate

($ in billions)	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Acadian Asset Management	$66.4	$74.8	$70.3	$69.7
Barrow, Hanley, Mewhinney & Strauss	88.1	97.1	99.7	96.3
Campbell Global	6.5	6.5	6.8	6.7
Copper Rock Capital	4.1	4.4	3.2	2.9
Heitman*	28.3	27.7	26.7	25.3
Investment Counselors of Maryland*	1.7	2.2	2.1	2.1
Thompson, Siegel & Walmsley	13.6	13.9	12.0	10.8
Total assets under management	$208.7	$226.6	$220.8	$213.8
*Equity-accounted Affiliates Please see "Definitions and Additional Notes"

Table 11: Investment Performance

The following table represents the percentages of products performing ahead of their respective benchmarks on a 1-, 3-, and 5- year basis as of the dates indicated.  Please see definitions and additional notes for information regarding the calculation of these performance measures.

	Revenue-Weighted
	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
1-Year	68%	70%	63%	66%
3-Year	84%	74%	66%	70%
5-Year	93%	89%	78%	81%

	Equal-Weighted
	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
1-Year	73%	64%	66%	75%
3-Year	82%	81%	76%	80%
5-Year	90%	88%	88%	91%

	Asset-Weighted
	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
1-Year	61%	61%	48%	53%
3-Year	75%	61%	52%	57%
5-Year	95%	80%	64%	68%
Please see "Definitions and Additional Notes"

Exhibit 99.1

Table 12: Reconciliation of U.S. GAAP Net Income Attributable to Controlling Interests to Economic Net Income

($ in millions)		Three Months Ended September 30,		Nine Months Ended September 30,
		2015	2014	2015	2014
U.S. GAAP net income attributable to controlling interests		$35.0	$(1.7)	$118.6	$17.4
Adjustments related to restructuring and reorganization actions undertaken in connection with the Company’s initial public offering:
i.	Non-cash notional parent corporate cost allocation	—	1.8	—	3.4
ii.	Intercompany interest expense	—	16.6	—	49.8
iii.	Co-investment (gain)	—	(0.5)	—	(2.6)
Adjustments to reflect the economic earnings of the Company:
iv.	Non-cash key employee-owned equity and profit-interest revaluations	2.7	40.2 *	14.0	57.1 *
v.	Amortization and impairment of goodwill and acquired intangible assets	—	—	0.1	0.1
vi.	Capital transaction costs	1.6	—	1.6	—
vii.	Discontinued operations attributable to controlling interests and restructuring	(1.0)	(0.9)	(1.9)	5.4
viii.	ENI tax normalization	1.3	(1.7)	(1.5)	(3.5)
Tax effect of above adjustments, as applicable		(1.7)	(16.2)	(6.3)	(22.8)
Economic net income (including extraordinary performance fee)		$37.9	$37.6	$124.6	$104.3

($ per diluted share)
U.S. GAAP net income attributable to controlling interests		$0.29	$(0.01)	$0.98	$0.15
Adjustments related to restructuring and reorganization actions undertaken in connection with the Company’s initial public offering:
i.	Non-cash notional parent corporate cost allocation	—	0.01	—	0.03
ii.	Intercompany interest expense	—	0.14	—	0.41
iii.	Co-investment (gain)	—	—	—	(0.02)
Adjustments to reflect the economic earnings of the Company:
iv.	Non-cash key employee-owned equity and profit-interest revaluations	0.02	0.34	0.12	0.48
v.	Amortization and impairment of goodwill and acquired intangible assets	—	—	—	—
vi.	Capital transaction costs	0.01	—	0.01	—
vii.	Discontinued operations attributable to controlling interests and restructuring	(0.01)	(0.01)	(0.02)	0.04
viii.	ENI tax normalization	0.01	(0.01)	(0.01)	(0.03)
Tax effect of above adjustments, as applicable		(0.01)	(0.15)	(0.05)	(0.19)
Economic net income (including extraordinary performance fee)		$0.31	$0.31	$1.03	$0.87
Please see "Definitions and Additional Notes"
*Includes $31.6 million related to the purchase of additional ownership interests in an Affiliate

Exhibit 99.1

Table 13: Reconciliation of Economic Net Income to Adjusted EBITDA

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Economic net income, excluding extraordinary performance fee	$37.9	$37.6	$113.2	$104.3
Depreciation and amortization	1.8	1.6	5.0	4.4
Net interest (income) expense	0.5	—	2.0	(0.1)
Tax on economic net income	13.1	11.9	41.0	36.5
Adjusted EBITDA, excluding extraordinary performance fee	$53.3	$51.1	$161.2	$145.1
Please see "Definitions and Additional Notes"

Exhibit 99.1

Definitions and Additional Notes

References to “OMAM” or the “Company” refer to OM Asset Management plc; references to the “Parent” or “Old Mutual” refer to Old Mutual plc; references to the “Offering” refer to the Company’s initial public offering dated October 8, 2014 and references to the “Prospectus” refer to the Company’s Prospectus dated as of that date; references to the “Reorganization” refer to the steps taken by OMAM’s Parent prior to the Offering to reorganize the ownership of the business, as described in the Company’s Prospectus. OMAM operates its business through seven boutique asset management firms (the “Affiliates”). OMAM's distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic Net Income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by Consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately, the fixed and variable components of compensation and benefits expense; and

•	identify separately as Affiliate distributions the component of U.S. GAAP compensation that represents earnings shared with Affiliate key employee equity and profit-interest holders.

To reflect the Reorganization which took place at the time of the Offering, the Company has excluded:

i.	notional corporate cost allocations which are non-cash expenses that will not recur following the Offering;

ii.	interest expense historically paid to the Parent, as the related debt was restructured in connection with the Offering and thereafter has been eliminated from consolidated results; and

iii.	historic mark-to-market co-investment gains and losses, because these investments and ongoing returns thereon have been allocated wholly to Old Mutual plc in connection with the Offering.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by excluding:

iv.
non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownerships interests may in certain circumstances be repurchased by OMAM at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by OMAM can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

v.
non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business.

vi.
capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

vii.
the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

Exhibit 99.1

viii.
deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 12 for a reconciliation of net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. For the nine months ended September 30, 2015, it is presented here excluding the impact of the extraordinary performance fee. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 13 for a reconciliation of economic net income to Adjusted EBITDA.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.

ENI Operating Margin before Affiliate key employee distributions

ENI operating margin before Affiliate key employee distributions is a non-GAAP efficiency measure, calculated based on earnings after variable compensation divided by ENI revenue.

ENI Operating Margin after Affiliate key employee distributions

ENI operating margin after Affiliate key employee distributions is a non-GAAP efficiency measure, calculated based on earnings after Affiliate key employee distributions, divided by ENI revenue.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income (loss) from continuing operations divided by total revenue.

Consolidated Funds

Prior to January 1, 2015, financial information presented in accordance with U.S. GAAP includes the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds which are not attributable to our shareholders.

______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

Exhibit 99.1

Annualized Revenue Impact of Net Flows (NCCF)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow.

Hard asset disposals

Net flows in Table 2 and Table 7 include hard asset disposals made by OMAM’s Affiliates.  This category is made up of investment-driven asset dispositions made by Heitman, a real estate manager, or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue represents asset flows at the weighted fee rate for OMAM overall (i.e. 34.5 bps in Q3 '15). For example, NCCF annualized revenue impact of $0.7 million divided by the average weighted fee rate of OMAM's overall AUM of 34.5 bps equals the derived average weighted NCCF of $0.2 billion.

n/m

"Not meaningful."

Exhibit 99.1

Supplemental Information

Table 14: Assets Under Management by Client Type

($ in billions)	September 30, 2015		June 30, 2015		December 31, 2014		September 30, 2014
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$67.4	32.3%	$74.1	32.7%	$74.1	33.5%	$72.1	33.7%
Corporate / Union	41.5	19.9%	43.5	19.2%	44.4	20.1%	42.5	19.9%
Public / Government	68.9	33.0%	74.1	32.7%	70.2	31.8%	68.5	32.0%
Endowment / Foundation	4.2	2.0%	4.6	2.0%	3.7	1.7%	3.9	1.8%
Old Mutual Group	3.6	1.7%	4.0	1.8%	4.2	1.9%	4.6	2.2%
Commingled Trust/UCITS	13.9	6.7%	16.2	7.2%	14.7	6.7%	13.7	6.4%
Mutual Fund	2.5	1.2%	3.0	1.3%	3.0	1.4%	2.8	1.3%
Other	6.7	3.2%	7.1	3.1%	6.5	2.9%	5.7	2.7%
Total Assets Under Management	$208.7		$226.6		$220.8		$213.8
Please see "Definitions and Additional Notes"

Table 15: AUM by Client Location

($ in billions)	September 30, 2015		June 30, 2015		December 31, 2014		September 30, 2014
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$167.6	80.3%	$180.0	79.4%	$176.6	80.0%	$170.4	79.7%
Europe	14.1	6.8%	15.5	6.9%	15.8	7.2%	15.7	7.4%
Asia	11.7	5.6%	12.2	5.4%	11.6	5.2%	11.2	5.2%
Middle East	1.7	0.8%	4.1	1.8%	4.1	1.9%	3.9	1.8%
Australia	5.4	2.6%	6.0	2.6%	4.9	2.2%	4.7	2.2%
Other	8.2	3.9%	8.8	3.9%	7.8	3.5%	7.9	3.7%
Total Assets Under Management	$208.7		$226.6		$220.8		$213.8
Please see "Definitions and Additional Notes"

Table 16: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

		AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2012	Q1	$1.2	$4.5	35.2	$1.3
	Q2	(1.4)	(4.4)	33.6	(1.3)
	Q3	(1.0)	1.1	34.0	0.3
	Q4	1.6	10.0	34.0	2.9
2013	Q1	3.0	11.6	34.6	3.4
	Q2	3.2	8.6	33.4	2.6
	Q3	1.0	5.8	33.4	1.7
	Q4	3.3	16.5	33.5	4.9
2014	Q1	(1.0)	(3.0)	33.7	(0.9)
	Q2	3.6	18.4	33.5	5.5
	Q3	3.1	19.1	33.1	5.8
	Q4	3.8	20.0	32.9	6.1
2015	Q1	(0.2)	11.3	34.0	3.3
	Q2	0.8	13.5	34.3	3.9
	Q3	(2.5)	0.7	34.5	0.2
Please see "Definitions and Additional Notes"